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                                                                      EXHIBIT 21

                           MARKWEST HYDROCARBON,  INC.
                              LIST OF SUBSIDIARIES



                   NAME OF SUBSIDIARY                       TYPE OF ENTITY                           RELATIONSHIP
                   ------------------                       --------------                           ------------
1)      MarkWest Michigan, Inc.                    Colorado Corporation                         Wholly-owned subsidiary

2)      West Shore Processing Company LLC          Michigan Limited Liability Company           Wholly-owned subsidiary

3)      Basin Pipeline LLC                         Michigan Limited Liability Company           Wholly-owned subsidiary

4)      MarkWest Resources, Inc.                   Colorado Corporation                         Wholly-owned subsidiary

5)      155 Inverness, Inc.                        Colorado Corporation                         Wholly-owned subsidiary